Realty Income Corporation 11995 El Camino Real, San Diego, CA 92130 New York Stock Exchange Symbol “O” Phone: (858) 284-5000 Fax: (858) 481-4858

EXHIBIT 10.2

February 14, 2017

Mr. John P. Case

Chief Executive Officer

Realty Income Corporation

11995 El Camino Real

San Diego, CA 92130

Dear John:

As you know, the Compensation Committee (the “Committee”) of the Board of Directors of Realty Income Corporation (the “Company”) has the responsibility of designing the Company’s executive compensation programs in order to achieve the Company’s primary compensation objectives, including to align the interests of management with those of stockholders and to link executive compensation to the Company’s short-term and long-term performance.  The Committee considers full flexibility in compensation design, including with respect to equity-based compensation, to be crucial to its ability to carry out its duties in the best interest of stockholders.

Accordingly, this letter agreement is to confirm our mutual agreement that the Amended and Restated Employment Agreement between you and the Company, effective as of September 3, 2013 (the “Employment Agreement”), shall be amended as follows, as of the date set forth above:

(i) Your Target Bonus, as defined and set forth in the first sentence of Section 4(b) of the Employment Agreement shall be no less than one hundred and fifty percent (150%) of your base salary for the applicable fiscal year; and

(ii) The second sentence of Section 5(b) of the Employment Agreement (which provides that beginning in 2014, no less than 50% of each of your annual equity awards will be time-based and that the remainder of each such award shall be performance-based) is hereby deleted.  The third sentence of Section 5(b) of the Employment Agreement shall be restated as follows:

“Any performance-based equity awards granted to Executive shall vest over a performance period of three years (or less) following the grant date, assuming the performance targets have been met.”

You agree that these amendments to the Employment Agreement will not constitute “Good Reason” for purposes of the Employment Agreement or any other agreement between you and the Company.

Please acknowledge your acceptance to the terms described in this letter agreement by signing below.  Upon your signature, the Employment Agreement will be deemed amended solely to the extent necessary to reflect the terms of this letter agreement but shall otherwise remain in full force and effect.

Regards,

Realty Income Corporation

By: /s/ Michael D. McKee

Name: Michael D. McKee

Title: Chairman of the Board of Directors

ACKNOWLEDGED, ACCEPTED AND AGREED TO this 14TH of FEBRUARY, 2017.

/s/ John P. Case

John P. Case